UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported):  September 27, 2011

LianDi Clean Technology Inc.

(Exact name of registrant as specified in charter)

Nevada

(State or other jurisdiction of incorporation)

000-52235	75-2834498
(Commission File Number)	(IRS Employer Identification No.)

4th Floor Tower B. Wanliuxingui Building,

No. 28 Wanquanzhuang Road, Haidian District, Beijing, 100089  China

(Address of principal executive offices and zip code)

(86) 010-5872-0171

(Registrant’s telephone number including area code)

(Former Name and Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐           Written communications pursuant to Rule 425 under the Securities Act (17  CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.01.  Changes in Control of Registrant.

On September 27, 2011, two of our existing stockholders, SJ Asia Pacfic Ltd. (“SJ Asia”) and China LianDi Energy Resources Engineering Technology Limited (“LianDi Energy”), and Jianzhong Zuo, a director and the sole stockholder of LianDi Energy and the Chairman and Chief Executive Officer of LianDi Clean Technology Inc. (the “Company”), consummated the transactions contemplated by the Share Purchase Agreement (the “Share Purchase Agreement”) dated as of September 22, 2011 relating to the purchase by SJ Asia from LianDi Energy of 5,400,000 shares of the Company’s common stock (“Common Stock”) in exchange for an aggregate purchase price of $25,920,000 ($4.80 per share).  As a result, SJ Asia beneficially owns an aggregate of 18,513,738 shares of Common Stock, which constitutes approximately 59% of the Company’s outstanding shares of Common Stock.  The source of funds used for this investment was the capital increase of SJI, Inc., which is the sole shareholder of SJ Asia.  The purpose of the Share Purchase Agreement and the transactions contemplated thereby was for SJ Asia to acquire in excess of 51% of the outstanding shares of Common Stock and consolidate the Company’s business with that of SJI, Inc., the parent company of SJ Asia. Following the transactions contemplated by the Share Purchase Agreement, Mr. Zuo remains the Chairman and Chief Executive Officer of the Company with the backing of SJ Asia.

In addition to the Share Purchase Agreement described above, SJ Asia entered into a joinder agreement to a lock-up agreement with the Company whereby SJ Asia agreed that it may only sell up to one-twelfth (1/12) of SJ Asia’s holdings every month through February 20, 2012.  The description of the Share Purchase Agreement described above does not purport to be complete and is qualified in its entirety by reference to the full text of the Share Purchase Agreement, attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)      Exhibits:

No.	Description
10.1	Share Purchase Agreement dated as of September 22, 2011 by and among SJ Asia, LianDi Energy and Mr. Zuo.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 13, 2011	LIANDI CLEAN TECHNOLOGY INC.

	By:	/s/ Jianzhong Zuo
Name: Jianzhong Zuo
Title: Chief Executive Officer and President

EXHIBIT INDEX

No.	Description
10.1	Share Purchase Agreement dated as of September 22, 2011 by and among SJ Asia, LianDi Energy and Mr. Zuo.